Exhibit 99.1

Proofpoint Announces Fourth Quarter and Full Year 2019 Financial Results

Fourth Quarter Highlights

•	Total revenue of $243.4 million, up 23% year-over-year
•	Billings of $347.2 million, up 29% year-over-year
•	GAAP EPS of $(0.51) per share, Non-GAAP EPS of $0.52 per share
•	Operating cash flow of $76.4 million and free cash flow of $65.1 million
•	Increasing FY20 revenue guidance, and all other guided metrics when adjusted for the impact of the acquisition of ObserveIT

SUNNYVALE, Calif., – January 30, 2020 – Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the fourth quarter and full year ended December 31, 2019.

“We were very pleased with our strong operating results for the fourth quarter and our team’s solid execution throughout the year,” stated Gary Steele, chief executive officer of Proofpoint.  “Our people-centric approach to cybersecurity and compliance is gaining traction in the market given today’s threat landscape and the ongoing enterprise migration to the cloud.  We firmly believe that the ongoing investments we’re making in scaling our business have us well-positioned to reinforce our competitive position and gain further share globally in the years ahead.”

Fourth Quarter 2019 Financial Highlights

•	Revenue: Total revenue for the fourth quarter of 2019 was $243.4 million, an increase of 23%, compared to $198.5 million for the fourth quarter of 2018.
•	Billings: Total billings for the fourth quarter of 2019 were $347.2 million, an increase of 29%, compared to $269.9 million for the fourth quarter of 2018.
•

Gross Profit: GAAP gross profit for the fourth quarter of 2019 was $180.2 million compared to $145.5 million for the fourth quarter of 2018. Non-GAAP gross profit for the fourth quarter of 2019 was $194.1 million compared to $156.6 million for the fourth quarter of 2018. GAAP gross margin for the fourth quarter of 2019 was 74% compared to 73% for the fourth quarter of 2018. Non-GAAP gross margin for the fourth quarter of 2019 was 80% compared to 79% for the fourth quarter of 2018.

•

Operating Income (Loss): GAAP operating loss for the fourth quarter of 2019 was $(22.8) million compared to a loss of $(21.0) million for the fourth quarter of 2018. Non-GAAP operating income for the fourth quarter of 2019 was $37.0 million compared to $29.3 million for the fourth quarter of 2018.

•

Net Income (Loss): GAAP net loss for the fourth quarter of 2019 was $(28.7) million, or $(0.51) per share, based on 56.5 million weighted average shares outstanding. This compares to a GAAP net loss of $(21.2) million, or $(0.39) per share, based on 54.8 million weighted average shares outstanding for the fourth quarter of 2018.  Non-GAAP net income for the fourth quarter of 2019 was $33.2 million, or $0.52 per share, based on 64.9 million weighted average diluted shares outstanding. This result included a $6.8 million income tax expense, calculated using an effective rate of 17%, by applying the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations (C&DI 102.11) compared to the Company’s historical calculation methodology, and as disclosed on April 25, 2019. Non-GAAP earnings per share for the fourth quarter of 2019 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.6 million was added back to net income as the “If-Converted” threshold during this period was achieved.

•

Cash and Cash Flow: As of December 31, 2019, Proofpoint had cash, cash equivalents, and short-term investments of $890.9 million. The company generated $76.4 million in net cash from operations for the fourth quarter of 2019 compared to $55.1 million during the fourth quarter of 2018. The company’s free cash flow for the fourth quarter of 2019 was $65.1 million compared to $48.6 million for the fourth quarter of 2018.  Note that this result also included a cash tax payment of $8.4 million for the transfer of certain intellectual property from Israel to the United States associated with the acquisition of Meta Networks.

“We saw exceptional demand for our services in the fourth quarter, driven by further progress with our bundling strategy and emerging products, strong customer retention rates and solid international growth,” stated Paul Auvil, chief financial officer of Proofpoint. “We were particularly pleased with our record billings result in the quarter, and our ability to again exceed our profitability targets further demonstrating our commitment to driving attractive and profitable growth for our shareholders.”

Full Year 2019 Financial Highlights

•	Revenue: Total revenue for the full year of 2019 was $888.2 million, an increase of 24% compared to $717.0 million in 2018.
•	Billings: Total billings for the full year of 2019 were $1,072.2 million, an increase of 22% compared to $875.3 million in 2018.
•

Gross Profit: GAAP gross profit for the full year of 2019 was $652.0 million compared to $515.2 million for 2018.  Non-GAAP gross profit for the full year of 2019 was $703.7 million compared to $558.5 million for 2018.  GAAP gross margin for the full year of 2019 was 73% compared to 72% for 2018.  Non-GAAP gross margin was 79% for the full year of 2019 compared to 78% for 2018.

•

Operating Income (Loss): GAAP operating loss for the full year of 2019 was $(104.9) million compared to a loss of $(101.7) million for 2018.  Non-GAAP operating income for the full year of 2019 was $122.2 million compared to $83.6 million for 2018.

•

Net Income (Loss): GAAP net loss for the full year of 2019 was $(130.3) million, or $(2.33) per share, based on 55.9 million weighted average shares outstanding.  This compares to a GAAP net loss of $(103.7) million, or $(1.99) per share, based on 52.1 million weighted average shares outstanding for 2018. Note that this result also included a current and deferred GAAP tax expense of $17.6 million for the transfer of certain intellectual property from Israel to the United States in the third quarter of 2019 associated with the acquisition of Meta Networks.

Non-GAAP net income for the full year of 2019 was $106.7 million, or $1.77 per share, based on 60.7 million weighted average diluted shares outstanding.  This compares to non-GAAP net income of $82.5 million, or $1.47 per share, based on 57.0 million weighted average diluted shares outstanding for 2018. Net income for the full year 2019 included a $21.8 million income tax expense, calculated using an effective rate of 17%, by applying the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations (C&DI 102.11) compared to the Company’s historical calculation methodology, and as disclosed on April 25, 2019. Non-GAAP earnings per share for the full years of 2019 and 2018 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.8 million and $1.2 million, respectively, were added back to net income as the “If-Converted” threshold during these periods was achieved.

•

Cash Flow: The company generated $242.5 million in net cash from operations for the full year of 2019 compared to $184.7 million during 2018.  The company generated free cash flow of $207.3 million for the full year of 2019 compared to $155.2 million during 2018.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

As of January 30, 2020, Proofpoint is providing its first quarter and full year 2020 guidance as follows:

•

First Quarter 2020 Guidance: Total revenue is expected to be in the range of $246.0 million to $248.0 million. GAAP gross margin is expected to be 72%. Non-GAAP gross margin is expected to be approximately 79%. GAAP net loss is expected to be in the range of $(89.3) million to $(84.9) million, or $(1.57) to $(1.49) per share, based on approximately 56.9 million weighted average diluted shares outstanding. This estimate for GAAP net loss includes a

GAAP tax expense of approximately $30.0 million for the transfer of certain intellectual property from Israel to the United States that is expected to occur in the first quarter of 2020 associated with the acquisition of ObserveIT. Non-GAAP net income is expected to be in the range of $16.0 million to $18.0 million, or $0.25 to $0.29 per share, using 65.1 million weighted average diluted shares outstanding, and based on our reporting under C&DI 102.11. This includes an estimated $10.0 million of additional expense due to the acquisition of ObserveIT, offset by $1.2 million of revenue to be recognized from the acquired ObserveIT deferred revenue. Free cash flow during the quarter is expected to be in the range of $52.0 million to $54.0 million, which includes a $20.0 million cash tax payment associated with the transfer of certain intellectual property from Israel to the United States, and approximately $10.0 million of cash spending related to the acquisition of ObserveIT. Excluding these payments, free cash flow guidance would have been $82.0 million to $84.0 million. Capital expenditures are expected to be approximately $11.0 million.

•

Full Year 2020 Guidance: Total revenue is expected to be in the range of $1,060.0 million to $1,067.0 million. GAAP gross margin is expected to be 73%. Non-GAAP gross margin is expected to be 80%. GAAP net loss is expected to be in the range of $(218.4) million to $(203.5) million, or $(3.80) to $(3.54) per share, based on approximately 57.5 million weighted average diluted shares outstanding. This estimate for GAAP net loss includes a GAAP tax expense of approximately $30.0 million for the transfer of certain intellectual property from Israel to the United States that is expected to occur in the first quarter of 2020 associated with the acquisition of ObserveIT. Non-GAAP net income is expected to be in the range of $91.0 million to $95.0 million, or $1.42 to $1.48 per share, using 65.8 million weighted average diluted shares outstanding, and based on our reporting under C&DI 102.11. This includes an estimated $40.0 million of additional expense due to the acquisition of ObserveIT, offset by $3.7 million of revenue to be recognized from the acquired ObserveIT deferred revenue. Free cash flow is expected to be in the range of $178.0 million to $182.0 million. This includes an estimated $25.0 million in net cash to be used in the build-out of the Company’s new corporate headquarters which was already contemplated in the Company’s prior guidance. In addition, this guidance now assumes an estimated $20.0 million cash tax payment associated with the transfer of certain intellectual property from Israel to the United States, and approximately $40.0 million of cash spending related to the acquisition of ObserveIT, offset by approximately $5.0 million of expected ObserveIT customer contract renewals. Excluding these payments, free cash flow guidance would have been $258.0 million to $262.0 million. Capital expenditures are expected to be approximately $93.5 million.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the fourth quarter ended December 31, 2019. To access this call, dial (800) 458-4121 for the U.S. or Canada, or (929) 477-0324 for international callers, with conference ID #7566656. A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com. An audio replay of this conference call will also be available through February 13, 2020, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #7566656.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint for people-centric security and compliance solutions that mitigate their most critical risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2019, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating income. We define non-GAAP operating income as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating income versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating income excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating loss calculated in accordance with GAAP.

Non-GAAP net income. We define non-GAAP net income as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income.

Starting January 1, 2019, we changed the calculation of our non-GAAP provision for income taxes in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations. Our current and deferred income tax expense is commensurate with the non-GAAP measure of profitability using a non-GAAP tax rate of 17% for the three months and the year ended December 31, 2019. We use an annual projected tax rate in a computation of the non-GAAP income tax provision, and exclude the impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions and litigations, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. The projected rate considers other factors such as our current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where we operate.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue and customer prepayments from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Subscription	$240,367	$195,089	$875,006	$704,400
Hardware and services	3,062	3,390	13,184	12,594
Total revenue	243,429	198,479	888,190	716,994
Cost of revenue:(1)(2)
Subscription	55,789	46,758	206,997	180,253
Hardware and services	7,473	6,237	29,217	21,508
Total cost of revenue	63,262	52,995	236,214	201,761
Gross profit	180,167	145,484	651,976	515,233
Operating expense:(1)(2)
Research and development	61,969	48,215	230,463	185,391
Sales and marketing	111,374	92,554	416,717	345,368
General and administrative	29,633	25,754	109,727	86,185
Total operating expense	202,976	166,523	756,907	616,944
Operating loss	(22,809)	(21,039)	(104,931)	(101,711)
Interest expense	(8,828)	—	(12,526)	(16,761)
Other income, net	3,544	550	7,109	1,491
Loss before income taxes	(28,093)	(20,489)	(110,348)	(116,981)
(Provision for) benefit from income taxes	(641)	(746)	(19,917)	13,232
Net loss	$(28,734)	$(21,235)	$(130,265)	$(103,749)
Net loss per share, basic and diluted	$(0.51)	$(0.39)	$(2.33)	$(1.99)
Weighted average shares outstanding, basic and diluted	56,474	54,805	55,902	52,111
(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$4,303	$3,610	$16,966	$14,012
Cost of hardware and services revenue	998	651	4,001	2,287
Research and development	12,983	10,505	50,739	40,204
Sales and marketing	15,790	13,245	61,858	50,320
General and administrative	9,897	11,732	42,761	35,885
Total stock-based compensation expense	$43,971	$39,743	$176,325	$142,708
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$8,607	$6,830	$30,760	$26,971
Research and development	—	—	—	45
Sales and marketing	4,085	3,762	14,888	14,141
Total intangible amortization expense	$12,692	$10,592	$45,648	$41,157

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$847,555	$185,392
Short-term investments	43,385	46,307
Accounts receivable, net	265,741	199,194
Inventory	1,249	481
Deferred product costs	2,723	1,800
Deferred commissions	47,250	37,391
Prepaid expenses and other current assets	22,081	16,872
Total current assets	1,229,984	487,437
Property and equipment, net	73,512	70,627
Operating lease right-of-use assets	51,852	—
Long-term deferred product costs	581	303
Goodwill	687,517	460,425
Intangible assets, net	186,023	136,645
Long-term deferred commissions	90,305	69,989
Other assets	17,737	7,592
Total assets	$2,337,511	$1,233,018
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,311	$20,237
Accrued liabilities	119,423	90,719
Deferred rent	—	829
Operating lease liabilities	20,202	—
Deferred revenue	615,874	490,296
Total current liabilities	771,810	602,081
Convertible senior notes	749,620	—
Long-term deferred rent	—	3,757
Long-term operating lease liabilities	36,223	—
Other long-term liabilities	19,172	6,812
Long-term deferred revenue	168,189	107,834
Total liabilities	1,745,014	720,484
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 56,784 and 55,149 shares issued and outstanding at December 31, 2019 and 2018, respectively	6	6
Additional paid-in capital	1,318,084	1,107,953
Accumulated other comprehensive income (loss)	1	(7)
Accumulated deficit	(725,594)	(595,418)
Total stockholders’ equity	592,497	512,534
Total liabilities and stockholders’ equity	$2,337,511	$1,233,018

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities
Net loss	$(28,734)	$(21,235)	$(130,265)	$(103,749)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,875	19,238	80,332	73,553
Stock-based compensation	43,971	39,743	176,325	142,708
Change in fair value of contingent consideration	—	—	—	(79)
Amortization of debt issuance costs and accretion of debt discount	8,253	—	11,708	8,383
Amortization of deferred commissions	13,981	10,955	50,415	37,076
Noncash lease costs	6,123	—	23,339	—
Loss on conversion of convertible notes	—	—	—	7,207
Deferred income taxes	123	11	(2,371)	(15,258)
Other	261	322	1,855	1,469
Changes in assets and liabilities:
Accounts receivable	(56,030)	(55,389)	(62,239)	(81,890)
Inventory	(823)	(110)	(768)	249
Deferred products costs	(879)	2	(1,203)	(302)
Deferred commissions	(29,576)	(25,036)	(80,590)	(66,254)
Prepaid expenses	(2,419)	439	(7,915)	(1,905)
Other current assets	(457)	943	57	2,155
Long-term assets	377	63	(499)	311
Accounts payable	(962)	5,741	(3,569)	8,396
Accrued liabilities	5,161	6,705	33,191	17,184
Deferred rent	—	(130)	—	(101)
Operating lease liabilities	(6,604)	—	(24,529)	—
Deferred revenue	102,760	72,792	179,234	155,591
Net cash provided by operating activities	76,401	55,054	242,508	184,744
Cash flows from investing activities
Proceeds from maturities of short-term investments	11,936	14,843	93,838	66,080
Proceeds from sales of short-term investments	—	—	—	11,931
Purchase of short-term investments	(23,919)	(31,231)	(90,955)	(78,688)
Purchase of property and equipment	(11,337)	(6,414)	(35,193)	(29,522)
Receipts from escrow account	—	—	—	3,321
Acquisitions of business, net of cash acquired	(212,652)	—	(317,155)	(223,786)
Net cash used in investing activities	(235,972)	(22,802)	(349,465)	(250,664)
Cash flows from financing activities
Proceeds from issuance of common stock	12,573	11,681	28,091	27,579
Withholding taxes related to restricted stock net share settlement	(24,416)	(18,739)	(66,006)	(60,706)
Proceeds from issuance of convertible senior notes, net of costs	—	—	901,293	—
Purchase of capped calls	—	—	(84,640)	—
Repayments of equipment loans and capital lease obligations	—	(8)	—	(37)
Repayment of convertible notes	—	—	—	(142)
Contingent consideration payment	—	—	—	(555)
Net cash (used in) provided by financing activities	(11,843)	(7,066)	778,738	(33,861)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	479	(375)	(26)	(727)
Net (decrease) increase in cash, cash equivalents and restricted cash	(170,935)	24,811	671,755	(100,508)
Cash, cash equivalents and restricted cash
Beginning of period	1,028,842	161,341	186,152	286,660
End of period	$857,907	$186,152	$857,907	$186,152

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

GAAP gross profit	$180,167	$145,484	$651,976	$515,233
GAAP gross margin	74%	73%	73%	72%
Plus:
Stock-based compensation expense	5,301	4,261	20,967	16,299
Intangible amortization expense	8,607	6,830	30,760	26,971
Non-GAAP gross profit	194,075	156,575	703,703	558,503
Non-GAAP gross margin	80%	79%	79%	78%

GAAP operating loss	(22,809)	(21,039)	(104,931)	(101,711)
Plus:
Stock-based compensation expense	43,971	39,743	176,325	142,708
Intangible amortization expense	12,692	10,592	45,648	41,157
Acquisition-related expenses	2,394	—	3,303	1,433
Litigation-related expenses	753	—	1,880	—
Non-GAAP operating income	37,001	29,296	122,225	83,587

GAAP net loss	(28,734)	(21,235)	(130,265)	(103,749)
Plus:
Stock-based compensation expense	43,971	39,743	176,325	142,708
Intangible amortization expense	12,692	10,592	45,648	41,157
Acquisition-related expenses	2,394	—	3,303	1,433
Litigation-related expenses	753	—	1,880	—
Interest expense - debt discount and issuance costs	8,253	—	11,708	8,383
Loss on conversion of convertible notes	—	—	—	7,207
Income tax expense (1)	(6,154)	27	(1,931)	(14,641)
Non-GAAP net income	$33,175	$29,127	$106,668	$82,498
Add interest expense of convertible senior notes, net of tax (2)	575	—	818	1,172
Numerator for non-GAAP EPS calculation	$33,750	$29,127	$107,486	$83,670
Non-GAAP net income per share - diluted	$0.52	$0.51	$1.77	$1.47

GAAP weighted-average shares used to compute net loss per share, diluted	56,474	54,805	55,902	52,111
Dilutive effect of convertible senior notes (2)	5,975	—	2,144	1,981
Dilutive effect of employee equity incentive plan awards (3)	2,486	2,027	2,668	2,892
Non-GAAP weighted-average shares used to compute net income per share, diluted	64,935	56,832	60,714	56,984

(1) Starting January 1, 2019, the Company changed the calculation of its non-GAAP provision for income taxes in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations. The Company’s current and deferred income tax expense commensurate with the non-GAAP measure of profitability using non-GAAP tax rate of 17% for the three and twelve months ended December 31, 2019. The Company uses annual projected tax rate in its computation of the non-GAAP income tax provision, and excludes the direct impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions and litigations, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. For the three and twelve months ended December 31, 2018, only GAAP deferred tax expenses or benefits related to the amortization of intangible assets and deferred tax benefits related to changes in the Company's valuation allowance resulting from business acquisitions were excluded from the non-GAAP income tax expense. The Non-GAAP income tax for the year ended December 31, 2018, excluded $14,725 of deferred tax benefits related to a reduction in the Company’s deferred tax valuation allowance resulting from the Wombat Acquisition.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total revenue	$243,429	$198,479	$888,190	$716,994
Deferred revenue and customer prepayments
Ending	797,173	605,073	797,173	605,073
Beginning	688,105	534,309	605,073	431,371
Net Change	109,068	70,764	192,100	173,702
Unbilled accounts receivable
Ending	2,255	1,276	2,255	1,276
Beginning	4,060	1,886	1,276	603
Net Change	1,805	610	(979)	(673)
Less:
Deferred revenue and customer prepayments contributed by acquisitions	(7,152)	—	(7,152)	(14,700)
Billings	$347,150	$269,853	$1,072,159	$875,323

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
GAAP cash flows provided by operating activities	$76,401	$55,054	$242,508	$184,744
Less:
Purchases of property and equipment	(11,337)	(6,414)	(35,193)	(29,522)
Non-GAAP free cash flows	$65,064	$48,640	$207,315	$155,222

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	March 31,	December 31,
	2020	2020

Total revenue	$246.0 - $248.0	$1,060.0 - $1,067.0

GAAP gross profit	178.1 - 179.6	777.9 - 784.6
GAAP gross margin	72%	73%
Plus:
Stock-based compensation expense	6.3 - 6.0	23.0 - 21.9
Intangible amortization expense	9.9	41.8
Non-GAAP gross profit	194.3 - 195.5	842.7 - 848.3
Non-GAAP gross margin	79%	80%

GAAP net loss	(89.3) - (84.9)	(218.4) - (203.5)
Plus:
Stock-based compensation expense	53.7 - 51.7	197.0- 187.0
Intangible amortization expense	14.5	58.0
Acquisition-related expenses	-	-
Litigation-related expenses	0.9	4.3
Interest expense - debt discount and issuance costs	8.3	33.9
Income tax expense	27.9 - 27.5	16.2 - 15.3
Non-GAAP net income	16.0 - 18.0	91.0 - 95.0
Add interest expense of convertible senior notes, net of tax (if dilutive)	0.6	2.4
Numerator for non-GAAP EPS calculation	$16.6 - $18.6	$93.4 - $97.4
Non-GAAP net income per share - diluted	$0.25 - $0.29	$1.42 - $1.48
Non-GAAP weighted-average shares used to compute net income per share, diluted	65.1	65.8

	Three Months Ending	Year Ending
	March 31,	December 31,
	2020	2020

GAAP cash flows provided by operating activities	$63.0 - $65.0	$271.5 - $275.5
Less:
Purchases of property and equipment	(11.0)	(93.5)
Non-GAAP free cash flows	$52.0 - $54.0	$178.0 - $182.0

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact

Jason Starr
Proofpoint, Inc.
408-585-4351
jstarr@proofpoint.com